EXHIBIT 10.1

  FIFTH AMENDMENT TO REVOLVING
  LOAN AGREEMENT


  This Fifth Amendment to Revolving Loan Agreement (the
   Amendment ) is entered into as of the 29th day of March, 1996, between PST Vans, Inc., a Utah corporation (the Borrower ), and The Bank of New York (the Bank ).

  RECITALS:

  A.Borrower and Bank entered into a Revolving Loan Agreement with Letter of Credit Facility (the Loan Agreement ) dated March 7, 1994
  (as amended). In connection with the Loan Agreement, Borrower made, executed and delivered to Bank a Revolving Promissory Note, dated March 7, 1994, in the principal amount of $9,500,000 (the
   Note ). Also, in connection with the Loan Agreement, and as security for payment of Borrower s obligations under the Note and Loan Agreement, Borrower executed a Security Agreement (the
   Security Agreement ) dated March 7, 1994, wherein Borrower granted to Bank a security interest in the Collateral, as defined in the Security Agreement. The Note, Loan Agreement, Security Agreement and all other documents executed by Borrower and Bank in connection with the Loan Agreement are hereafter sometimes referred to collectively as the Loan Documents .

  B.Borrower has requested that Bank modify the terms of the Loan
  Agreement with respect to certain financial covenants and that other changes to the Loan Agreement be made.

  C.Bank is willing to modify the terms of the Loan Agreement on the terms and conditions stated herein.

  NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank agree as follows:

  1.Debt Service Coverage Ratio:    Section 5.8(b) of the Loan
  Agreement is amended to provide that the debt service coverage ratio for the quarter ending December 31, 1995, shall be at least .85 to 1.00, for the quarter ending March 31, 1996, shall be at least .84 to 1.00, for the quarter ending June 30, 1996, shall be at least .87 to 1.00, for the quarter ending September 30, 1996, shall be at least .79 to 1.00, and for the quarter ending December 31, 1996, shall be at least .80 to 1.00. All other quarterly calculations shall be governed by the minimum ratio of 1.30 to 1.00 as stated in the Loan Agreement.

  2.Fixed Charge Coverage Ratio:    Section 5.8  of the Loan Agreement
  is amended to provide that the fixed charge coverage ratio for the quarter ending December 31, 1995, shall be at least 1.05 to 1.00, for the quarter ending March 31, 1996, shall be at least .99 to 1.00, for the quarter ending June 30, 1996, shall be at least .97 to 1.00, for the quarter ending September 30, 1996 shall be at least .87 to 1.00, and for the quarter ending December 31, 1996, shall be at least .86 to 1.00.
  All other quarterly calculations shall be governed by the minimum ratio of 1.30 to 1.00 as stated in the Loan Agreement.

   3.   Termination of Commitment:    Borrower and Bank
  agree that the Commitment under the Loan Agreement shall be deemed terminated as of the date of this Amendment and Bank shall have no further obligation to make Advances under the Loan Agreement or issue any additional Letters of Credit under the Agreement.

   4.   Excess Letter of Credit Draws:    In the event that draws
  under a Letter of Credit exceed the amounts that are otherwise due to the beneficiary thereunder, it is understood and acknowledged that pursuant to the Loan Documents, Bank has a security interest in the right and claim of Borrower to have the excess returned to Borrower and in the event any such excess is returned or paid to Borrower, Borrower shall immediately forward all such funds to Bank to be either applied to any outstanding reimbursement obligations with respect to Letters of Credit or other amounts outstanding under the Agreement or to be held as security for such obligations that may thereafter accrue. Nothing in this section shall be deemed to be an acknowledgment by Borrower or the Bank that any beneficiary is entitled to draw on a Letter of Credit an amount that is greater than the amount that is owed at the time to the beneficiary.

   5.   Borrower Acknowledgments:    Borrower hereby
  represents, warrants, acknowledges and agrees that, as of the date hereof: (a) Borrower has no offsets, counterclaims or other claims of damage or liability against Bank or defenses to payments due under the Obligations, Borrower, in all events, hereby knowingly and intentionally waiving, relinquishing and releasing the right to assert or claim any of the foregoing; (b) Bank is not nor has it been in breach or default of any of the duties or obligations of Bank under any of the
  Loan Documentation, and Borrower fully and knowingly hereby waives, releases and relinquishes the right to make any claim for the
  same;   the execution and performance of this Amendment have been
  duly authorized pursuant to all necessary corporate authority; and (d) the recitals set forth above in this Amendment are true. Borrower further reaffirms its obligations hereunder and all of the Obligations, as modified hereby. Except as specifically and expressly provided in writing signed by the Bank, neither this Amendment nor any action taken in accordance herewith shall constitute a release or waiver of any obligation or liability of Borrower under the Loan Documentation, including the Loan Agreement or the Note.

   IN WITNESS WHEREOF the parties hereto have caused this Fifth
  Amendment to be executed as of the date first written above.

  BORROWER:                           THE BANK:

  PST VANS, INC.                      THE BANK OF NEW YORK


  By:______________________           By:___________________

 Its:______________________          Its:___________________

EXHIBIT 10.2

                              AMENDMENT NO. 2
                                    TO
                               PST VANS, INC.
                            STOCK INCENTIVE PLAN


         THIS AMENDMENT NO. 2 (the "Amendment"), is executed effective as of June 22, 1995 by PST Vans, Inc., a Utah corporation (the "Company").

                                RECITALS

        WHEREAS, the Company has previously adopted the PST Vans, Inc. Stock Incentive Plan on December 6, 1994 (the "Plan"), and subsequently amended such plan on March 7, 1995 ("Amendment No. 1") (the Stock Incentive Plan as amended is hereinafter referred to as the "Plan"); and

        WHEREAS, the Board of Directors approved a further amendment to the Plan on June 22, 1995 to provide for the grant of NSOs (as defined in the Plan) to non-employee directors of the Company on annual basis pursuant to a formula plan intended to qualify under Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934; and

        WHEREAS, the Company now desires to document such amendment.

        NOW THEREFORE, upon these premises, the Plan is hereby modified, altered and amended in the following respects only, subject to the conditions set forth in Sections 2 and 3 below:

1. Amendment. (a) A new Article 17 shall be added to read in its entirety as follows:

                       ARTICLE 17  FORMULA AWARD PLAN.

17.1   General.

       The provisions of this Article 17 are applicable only to Options granted to Non-Employee Directors pursuant to Section 17.2 below (the "Formula Plan"). All other Options granted to Directors and Key Employees under the Plan shall be governed by the provisions of Articles 5 and 6.

17.2  Grants.

      (a) Initial Grant to Existing Directors. NSOs to purchase 2,000 Common Shares shall be granted to each person who is serving as a Non-Employee Director of the Company on June 22, 1995, the effective date of the amendment to the Plan pursuant to which this Article 17 was adopted.

      (b)  Annual Grants.  Subject to the limitation in Section
           17.12, NSOs to purchase 2,000 Common Shares shall be granted automatically each year on the date of the Annual Meeting of Shareholders to each individual who is elected to serve or continues to serve as a Non-Employee Director of the Company following such Annual Meeting.

17.3  Option Agreement.

      Each Formula Award granted under the Formula Plan shall be evidenced by a Formula Award Agreement duly executed on behalf of the Company and by the Non-Employee Director to whom such Formula Award is granted and dated as of the applicable date of grant. All Formula Awards granted under the Formula Plan shall be nonstatutory options not intended to qualify under Section 422 of the Code.

17.4  Formula Award Exercise Price.
      The exercise price of the Common Shares subject to each Formula Award shall be 100% of the Fair Market Value for such Shares on the date the Formula Award is granted.

17.5  Exercisability.

      (a) Except as otherwise set forth in Section 17.7 or 17.13, a Formula Award granted pursuant to Section 17.2(a) shall vest and become exercisable in equal annual installments over the remaining term of the Director with the first installment vesting and becoming exercisable on the date of the first Annual Meeting of Shareholders subsequent to the date of grant, and the remaining installments vesting and becoming exercisable on the date of each subsequent Annual Meeting of Shareholders thereafter.

      (b) Except as otherwise set forth in Section 17.7 or 17.13, a Formula Award granted pursuant to Section 17.2(b) shall vest and become exercisable in three equal installments in accordance with the following schedule:

Period of Optionee's Continuous Service as a
Director of the Company Portion of Formula
Award that Is Exercisable
From the date of the first Annual
Meeting of Shareholders subsequent to
the grant of the Formula Award to the
day prior to the second Annual Meeting
of Shareholders subsequent to the grant
of the Formula Award............................33%

From the date of the second Annual
Meeting of Shareholders subsequent to
the grant of the Formula Award to the
day prior to the third Annual Meeting of
Shareholders subsequent to the grant of
the Formula Award...............................67%

From the date of the third Annual
Meeting of Shareholders subsequent to
the grant of the Formula Award to the
expiration of the term of the Formula
Award..........................................100%


(c)   Notwithstanding paragraph (a)
      or (b) above, an Optionee shall not be able to exercise any Formula Award granted under this Article 17 unless six months and one day have elapsed since the date that the amendment to the Plan adopting this Article
      17 is approved by the shareholders of the Company. If an Optionee ceases to serve as a Director for any reason, the Optionee shall have no rights with respect to that portion of a Formula Award which is not yet exercisable in accordance with this Section
      17.5 or Section 17.13.

17.6  Method of Payment.

      A Formula Award may be exercised, in whole or in part, by giving written notice of exercise to the Company specifying the number of Common Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or in Common Shares already owned by the Optionee as provided by Section 6.2. In addition, payment may also be made: (i) by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker approved by the Committee to sell Common Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes as provided by Section 6.3, or (ii) by the delivery (on a form prescribed by the Committee) of an irrevocable direction to pledge Common Shares to a securities broker or lender approved by the Committee as security for a loan and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes as provide by Section 6.4.

17.7  Term of Formula Awards.

      Each Formula Award shall expire five (5) years from its date of grant, but shall be subject to earlier termination as follows:

      (i) If an Optionee's service as a Director terminates for any reason other than Cause, the Optionee may for a period of one (1) year after such termination exercise his or her Formula Awards to the extent, and only to the extent, that such Formula Awards or portion thereof were vested and exercisable as of the date the Optionee's service as a Director terminated, after which time the unexercised portion of any Formula Awards shall automatically terminate in full.

     (ii) If an Optionee's service as a Director terminates for Cause, the unexercised portion of any Formula Awards granted to the Optionee hereunder shall immediately terminate in full and no rights or Options thereunder may be exercised.

     This Section 17.7 shall not be construed to extend the term of any Formula Award or to permit anyone to exercise any Formula Award after the expiration of its term nor shall it be construed to increase the number of Common Shares as to which any Formula Award is exercisable from the amount exercisable on the date of termination of the Optionee's service as a Director.

17.8  Non-Transferability.

      No Formula Award granted hereunder shall be transferable by the Optionee to whom it was granted otherwise than by will or the laws of descent and distribution, and a Formula Award may be exercised during the lifetime of such Optionee only by the Optionee or hisor her guardian or legal representative.

17.9  Limitation of Rights.

      Neither the recipient of a Formula Award under the Formula Plan nor the recipients's successor or successors in interest shall have any rights as a shareholder of the Company with respect to any Common Shares subject to a Formula Award granted to such person until the date of issuance of a stock certificate for such Common Shares, except as provided in Article 10.

17.10 Limitation as to Directorship.

      Neither the Formula Plan, nor the granting of a Formula Award, nor any other action taken pursuant to the Formula Plan shall constitute or be evidence of any agreement or understanding, express or implied, that a Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

17.11 Capital Adjustments.

      The number and class of shares subject to each outstanding Formula Award, and the exercise price per share specified in such Formula Award Agree-ment shall be proportionately adjusted as provided in Article 10 in the event of any of the capital adjustments described in Article 10.

17.12 Termination of Formula Awards.

      Notwithstanding any provision to the contrary, no Formula Award shall be granted pursuant to Section 17.2 on a date when the number of Common Shares authorized for issuance pursuant to the Plan and then available for issuance pursuant to the new Formula Awards is less than the aggregate number of such Common Shares which would be issuable pursuant to Formula Awards otherwise required to be granted on such date assuming the full vesting and exercise of such Formula Awards. In the event Formula Awards are not granted as a result of the application of this Section 17.12, no Formula Award shall thereafter be granted pursuant to the Plan.

17.13 Change in Control.

      In the event that a Change in Control occurs with respect to the Company, then each outstanding Formula Award granted hereunder shall become fully exercisable as to all Common Shares subject to the Formula Award.

17.14 Other Plan Provisions.

      All provisions of the Plan not inconsistent with this Article 17 shall apply to Formula Awards granted to Directors; provided, however, that the provisions of Article 5, Article 6 and Article 8 shall not apply to the grant of Formula Awards. In the event of any conflict between a provision of this Article 17 and a provision in any other section of the Plan, such provision of this Article 17 shall be deemed to control with respect to Formula Awards.

17.15 Shareholder Approval.

      The provisions of this Article 17 are subject to the approval by the Company's shareholders of the amendment to the Plan pursuant to which this Article 17 was adopted within 12 months of the effective date of such amendment, which was June 22, 1995.

      (b) Existing Article 17 is redesignated as Article 18 and all existing references in the Plan to Article 17 or any of its sections or subsections (but not including any references to Article 17 or its sections or subsections in Section 1(a) above) shall be deemed to refer to Article 18. In addition Article 18 (formerly Article 17) shall be amended as follows:

            (i) Section 18.1 (formerly Section 17.1) shall be amended to read in its entirety as follows:

                 "18.1 "Award" means and award of an Option (with or without a related SAR), a Formula Award, a Restricted Share or Stock Unit under the Plan."

           (ii) Section 18.16 (formerly Section 17.16)) shall be amended to read in its entirety as follows:

                                        "18.15  "Option" means an
                                        ISO or NSO granted under
                                        the Plan and entitling the
                                        holder to purchase one
                                        Common Share, and where
                                        not inconsistent with the
                                        provisions of Article 17, a
                                        Formula Award granted
                                        pursuant to Article 17."

          (iii) Section 18.17 (formerly Section 17.17) shall be amended to read in its entirety as follows:

                                        "18.17  Participant" means a
                                        Key Employee or Non-
                                        Employee Director who has
                                        received an Award."

          (iv) A new Section 18.25 is added to read in its entirety as follows:

                                         "18.25  "Cause" means the
                                         commission of an act of fraud
                                         or intentional misrepresentation
                                         or an act of embezzlement,
                                         misappropriation or
                                         conversion of assets or
                                         opportunities of the Company
                                         or any direct or indirect
                                         majority-owned subsidiary of
                                         the Company.

           (v)  A new Section 18.26 is added to read in its entirety as follows:

                                          "18.26  "Formula Award"
                                          means an NSO to purchase
                                          Common Shares granted to a
                                          Non-Employee Director
                                          pursuant to the provisions of
                                          Article 17."

           (vi) A new Section 18.27 is added to read in its entirety as follows:

                                          "18.27  "Formula Award
                                          Agreement" means the written
                                          agreement between the
                                          Company and Optionee
                                          evidencing the grant of a
                                          Formula Award and
                                          containing the terms and
                                          conditions pertaining to the
                                          Formula Award."

           (vii) A new Section 18.28 is added to read in its entirety as follows:

                                           "18.28  "Non-Employee
                                           Director" means a member of
                                           the Board who is not an
                                           employee of the Company.

2. Effectiveness. This Amendment shall become effective as of June 22, 1995 subject to receipt of shareholder approval within 12 months of such effective date.

3. Ratification. In all respects, other than as specifically set forth in Section 1 above, the Plan shall remain unaffected by this Amendment, the Plan shall continue in full force and effect, subject to the terms and conditions thereof, and in the event of any conflict, inconsistency, or incongruity between the provisions of this Amendment and any provisions of the Plan, the provisions of this Amendment shall in all respects govern and control.

                    IN WITNESS WHEREOF, the Company has duly executed this Amendment effective as of June 22, 1995.

                       PST VANS, INC.,
                       a Utah corporation

                          AMENDMENT NO. 3
                               TO
                            PST VANS, INC.
                        STOCK INCENTIVE PLAN


                    THIS AMENDMENT NO. 3 (the "Amendment"), is executed effective as of February 6, 1996 by PST Vans, Inc., a Utah corporation (the "Company").

                            RECITALS

                    WHEREAS, the Company has previously adopted the PST
Vans, Inc. Stock Incentive Plan on December 6, 1994, and subsequently adopted two amendments to the Stock Incentive Plan (the Stock Incentive Plan, as amended, is hereinafter referred to as the "Plan");

                    WHEREAS, the Board of Directors has adopted an amendment to the Plan to increase the number of shares available for issuance under the Plan; and

                    WHEREAS, the Company now desires to document such amendment.

                    NOW THEREFORE, upon these premises, the Plan is hereby modified, altered and amended in the following respects only, subject to the conditions set forth in Sections 2 and 3 below:

1. Amendment. Article 3 is hereby amended to read in its entirety as follows:

        "ARTICLE 3.  LIMITATION ON AWARDS.

                  The aggregate number of Restricted Shares, Stock Units and
             Options awarded under the Plan shall not exceed 370,000. If any Restricted Shares, Stock Units or Options are forfeited or if any Options erminate for any other reason before being exercised, then such Restricted Shares, Stock Units or Options shall again become available for Awards under the Plan. However, if Options are surrendered upon the exercise of related SARs, then such Options shall not be restored to the pool available for Awards. Any dividend equivalents distributed under the Plan shall not be applied against the number of Restricted Shares, Stock Units or Options available for Awards, whether or not such dividend equivalents are converted into Stock Units. In addition, the maximum number of Restricted Shares, Stock Units and Options which may be granted to any single Participant during any one (1) Award Year is 85,000. The limitations set forth in this Article 3 shall be subject to adjustment pursuant to Article 10. Any
             Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares."

2. Effectiveness. This Amendment shall become effective as of February 6, 1996 subject to receipt of shareholder approval within 12 months of such effective date.

3. Ratification. In all respects, other than as specifically set forth in Section 1 above, the Plan shall remain unaffected by this Amendment, the Plan shall continue in full force and effect, subject to the terms and conditions thereof, and in the event of any conflict, inconsistency, or incongruity between the provisions of this Amendment and any provisions of the Plan, the provisions of this Amendment shall in all respects govern and control.

                    IN WITNESS WHEREOF, the Company has duly executed this Amendment effective as of February 6, 1996.

                             PST VANS, INC.,
                             a Utah corporation


                             By    /s/  Jeffrey L. Theurer
                               ---------------------------
                             Its: Chief Financial Officer,
                                  Treasurer and Secretary





                              By:     /s/ Jeffrey L. Theurer
                                 ----------------------------
                              Its:Chief Financial Officer,
                                  Treasurer and Secretary

EXHIBIT 10.3

                         TERM SHEET
                       ROBERT D. HILL

  Title:                         President and Chief
  Operating Officer

  Base Salary:                   $200,000 per year, to be
  reviewed annually

  Effective Date:                January 1, 1996

  Incentive:
     Quarterly Payments of $10,000 per 1% of pre-tax profits rounded to nearest percent (i.e., 1.56% would equal 2%)

  Options:
                         25,000 common shares at $6.250 a share 42,500 common shares at $5,875 a share Additional shares available as deemed by the Board of Directors Vesting is over five (5) years at 20% a year.

  Car Allowance:            $550 per month

  Benefits:                 All existing company benefits
                            currently in place.


  Understanding:
  a. This will be a three year contract which will be extended annually thereafter within sixty (60) days prior notice of the anniversary date which we have set as January 1.

  b. It is also understood that if the company is acquired of, if there is a change in control, all of your unvested options will immediately vest.

  c. If the company is acquired or there is a change of control in which you do not remain as an employee, you will receive a one-year severance consisting of your prior year s base salary and bonus. This would be in effect whether you leave at your own volition or are released without cause.


  Kenneth R. Norton                                Robert D. Hill
    Chairman and CEO                                 President and COO

EXHIBIT 10.4



                         TERM SHEET
                     JEFFREY L. THEURER

  Title:
     Secretary/Treasurer, Chief Financial Officer and Director

  Base Salary:                   $100,000 per year

  Effective Date:                January 1, 1996

  Incentive:
     Quarterly Payments of $3,333.00 per 1% of pre-tax profits rounded to nearest percent (i.e., 1.56% would equal 2%)

  Options:
     Annual consideration as appropriate

  Car Allowance:            $550 per month

  Benefits:                 All existing company benefits
  currently in place.


  Understanding:
  a. It is understood that if the company is acquired or if there is a change in control, all of your unvested options will immediately vest.

  b. If the company is acquired or there is a change of control in which you do not remain as an employee, you will receive a six-month severance consisting of your prior year s base salary and bonus. This would be in effect whether you leave at your own volition or are released without cause.


  Kenneth R. Norton                              Jeffrey L. Theurer
  Chairman and CEO                               Secretary/Treasurer
                                                 and CFO